Exhibit 23.2

CONSENT OF UHY LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 of Alta Mesa Holdings, LP and Subsidiaries, and to the inclusion of our report dated March 29, 2012, with respect to the consolidated financial statements of Alta Mesa Holdings, LP and Subsidiaries as of December 31, 2011 and 2010 and for each of the three fiscal years in the period ended December 31, 2011 and to the inclusion of our reports dated July 6, 2011 (Sydson and TODD acquisitions), with respect to the Statements of Revenues and Direct Operating Expenses.

/s/ UHY LLP

Houston, Texas
December 13, 2012